Exhibit 10.21

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2009 actual cash bonus amount and the 2010 base salary and target cash bonus amount for each “named executive officer” of Exelixis, Inc.

Named Executive Officer	2009 Actual Cash Bonus(1)	2010 Annual Base Salary	2010 Target Cash Bonus (% of 2010 Base Salary)
George Scangos (principal executive officer)	$300,000	$879,750	60%
Michael Morrissey	$218,083	$501,591	50%
Frank Karbe (principal financial officer)	$150,000	$426,368	45%
Pamela Simonton	$115,360	$385,152	45%
Gisela Schwab	$145,530	$418,399	45%

(1)	To be paid in March 2010.